                                                                    EXHIBIT 12.1


                          Archstone Communities Trust
               Computation of Ratio of Earnings to Fixed Charges

                         (Dollar amounts in thousands)

                                  (Unaudited)

                                                         Year Ended December 31,
                                        ---------------------------------------------------------
                                          1999         1998     1997 (1)      1996        1995
                                        ---------   ---------   --------    ---------   ---------
Earnings from operations..............  $ 167,279   $ 133,926   $ 24,686    $  94,089   $  81,696
Add:
  Interest expense....................    121,494      83,350      61,153      35,288      19,584
                                        ---------   ---------   ---------   ---------   ---------

Earnings as adjusted..................  $ 288,773   $ 217,276   $  85,839   $ 129,377   $ 101,280
                                        =========   =========   =========   =========   =========

Fixed charges:
  Interest expense....................  $ 121,494   $  83,350   $  61,153   $  35,288   $  19,584
  Capitalized interest................     31,912      29,942      17,606      16,941      11,741
                                        ---------   ---------   ---------   ---------   ---------
    Total fixed charges...............  $ 153,406   $ 113,292   $  78,759   $  52,229   $  31,325
                                        =========   =========   =========   =========   =========

Ratio of earnings to fixed charges....        1.9         1.9         1.1         2.5         3.2
                                        =========   =========   =========   =========   =========

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring Archstone's REIT and property management companies from Security Capital. Excluding this charge, the ratio of earnings to fixed charges for the year ended
     December 31, 1997 would be 2.0.